EXHIBIT 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-1000 Fax (805) 499-3507 www.amgen.com

AMGEN’S SECOND QUARTER 2011 REVENUE

INCREASED 4 PERCENT TO $4.0 BILLION

Second Quarter 2011 Product Sales

Increased 8 Percent to $3.9 Billion

Second Quarter 2011 Adjusted and GAAP Earnings Per Share

(EPS) Were $1.37 and $1.25, Respectively

Amgen Announced its First Quarterly

Cash Dividend of $0.28 Per Share

2011 Total Revenue and Adjusted EPS Guidance Updated to

Upper End of $15.1 Billion to $15.5 Billion and $5.00 to $5.20,

Respectively

THOUSAND OAKS, Calif. (July 29, 2011) – Amgen (NASDAQ: AMGN) reported total revenue increased 4 percent during the second quarter of 2011 to $3,959 million versus $3,804 million in the second quarter of 2010. Total product sales increased 8 percent in the second quarter of 2011 to $3,893 million versus $3,613 million in the second quarter of 2010. The increase in total revenue in the second quarter of 2011 included a decline in other revenue due to certain milestone payments earned in the second quarter of 2010.

Adjusted earnings per share (EPS) were $1.37 for the second quarter of 2011, a decrease of 1 percent compared to $1.38 for the second quarter of 2010. Adjusted net income decreased 3 percent to $1,281 million in the second quarter of 2011 compared to $1,326 million in the second quarter of 2010.

“Our products recorded a strong 8 percent growth during the quarter,” said Kevin Sharer, chairman & CEO at Amgen. “Our business has momentum and we expect to be at the upper end of our revenue and EPS guidance ranges for the year.”

AMGEN’S SECOND QUARTER 2011 REVENUE INCREASED 4 PERCENT

TO $4.0 BILLION; SECOND QUARTER 2011 ADJUSTED EPS WERE $1.37

Adjusted EPS and adjusted net income for the second quarter of 2011 and 2010 exclude, for the applicable periods stock option expense, certain expenses related to acquisitions and actions to improve cost efficiencies, non-cash interest expense resulting from a change in accounting for our convertible notes, and certain other items. These adjustments and other items are presented on the attached reconciliations.

On a reported basis in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP diluted EPS were $1.25 in the second quarter of 2011, unchanged from the same quarter last year. GAAP net income of $1,170 million in the second quarter of 2011 decreased 3 percent from $1,202 million in the second quarter of 2010.

Product Sales Performance

Total product sales increased 8 percent to $3,893 million in the second quarter of 2011 versus $3,613 million in the second quarter of 2010. U.S. product sales increased 7 percent to $2,975 million in the second quarter of 2011 versus $2,787 million in the second quarter of 2010. International sales increased 11 percent to $918 million in the second quarter of 2011 versus $826 million in the second quarter of 2010. Excluding the $34 million favorable impact of foreign exchange in the second quarter of 2011, both total product sales and international product sales increased 7 percent.

Aranesp® (darbepoetin alfa) sales decreased 3 percent to $585 million in the second quarter of 2011 versus $603 million in the second quarter of 2010. U.S. Aranesp sales decreased 10 percent to $241 million in the second quarter of 2011 versus $267 million in the second quarter of 2010, due principally to a mid-teens percentage point decrease in unit demand, offset partially by an increase in the average net sales price. This sales decrease reflects an overall decline in the segment. International Aranesp sales increased 2 percent to $344 million in the second quarter of 2011 versus $336 million in the second quarter of 2010. Excluding the $10 million favorable impact of foreign exchange in the second quarter of 2011, international Aranesp sales decreased 1 percent due principally to a low single-digit percentage point decrease in the average net sales price, substantially offset by an increase in unit demand. This sales decrease reflects an overall decline in the segment, largely offset by an increase in share and expansion into newer territories.

EPOGEN® (Epoetin alfa) sales decreased 17 percent to $543 million in the second quarter of 2011 versus $657 million in the second quarter of 2010, due primarily to a decline in unit demand. The decrease in unit demand reflects a decrease in dose utilization due to implementation of the bundled payment system, offset slightly by patient population growth. The Company announced that it expects an additional decrease in dose utilization related to label changes and reimbursement changes proposed by the Centers for Medicare & Medicaid Services, should the proposal be implemented as drafted. If implemented, in aggregate, the Company expects dose utilization would decline in 2011 as compared to 2010 by 20 to 25 percent, offset partially by patient population growth and an increase in the average net sales price. The Company believes that the majority of the dose utilization changes will be implemented by the end of 2011 with some residual impact early in 2012. The Company also believes that mean hemoglobin levels will remain above 10 g/dL in the dialysis setting.

AMGEN’S SECOND QUARTER 2011 REVENUE INCREASED 4 PERCENT

TO $4.0 BILLION; SECOND QUARTER 2011 ADJUSTED EPS WERE $1.37

Combined Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) sales increased 13 percent to $1,326 million in the second quarter of 2011 versus $1,174 million in the second quarter of 2010. Combined U.S. Neulasta and NEUPOGEN sales increased 15 percent to $999 million in the second quarter of 2011 versus $868 million in the second quarter of 2010, driven primarily by increases in unit demand and the average net sales price. Approximately half of the unit demand increase reflects underlying Neulasta demand growth including increased first cycle penetration due to uses of newer, more myelosuppressive chemotherapy regimens. The remaining unit demand growth was primarily driven by the timing of customer orders. Combined international Neulasta and NEUPOGEN sales increased 7 percent to $327 million in the second quarter of 2011 versus $306 million in the second quarter of 2010. Excluding the $14 million favorable impact of foreign exchange, combined international Neulasta and NEUPOGEN sales increased 2 percent reflecting growth in Neulasta due, in part, to continued conversion from NEUPOGEN to Neulasta.

Enbrel® (etanercept) sales increased 9 percent to $956 million in the second quarter of 2011 versus $877 million in the second quarter of 2010, driven primarily by increases in the average net sales price and unit demand. This sales increase reflects segment growth, offset partially by share declines. ENBREL remains the leader in both the rheumatology and dermatology segments.

Sales of Sensipar® / Mimpara® (cinacalcet) increased 16 percent to $199 million in the second quarter of 2011 versus $172 million in the second quarter of 2010. Sales of Vectibix® (panitumumab) increased 13 percent to $81 million in the second quarter of 2011 versus $72 million in the second quarter of 2010. Sales of Nplate® (romiplostim) increased 36 percent to $75 million in the second quarter of 2011 versus $55 million in the second quarter of 2010. These increases were driven by increases in global demand.

Sales of Prolia® (denosumab) in the second quarter of 2011 were $44 million, reflecting continued adoption by physicians and expanded access from payers in the U.S. and internationally.

U.S. sales of XGEVA® (denosumab) were $73 million in the second full quarter following launch. Sales were driven by increased segment share as well as overall segment growth.

AMGEN’S SECOND QUARTER 2011 REVENUE INCREASED 4 PERCENT

TO $4.0 BILLION; SECOND QUARTER 2011 ADJUSTED EPS WERE $1.37

Operating Expense Analysis on an Adjusted Basis:

Cost of Sales decreased to 14.6 percent of product sales in the second quarter of 2011 versus 15.2 percent of product sales in the second quarter of 2010. This decrease was driven primarily by lower bulk material cost, due to higher utilization, offset partially by the Puerto Rico excise tax. Excluding the $45 million impact of the excise tax, cost of sales would have been 13.5 percent of product sales for the quarter.

Research and Development (R&D) expenses increased 26 percent to $808 million in the second quarter of 2011 versus $642 million in the second quarter of 2010. This increase reflected the costs associated with late stage clinical programs, particularly the Phase 3 trials for AMG 386, AMG 479 and OncoVEXGM-CSF (talimogene laherparepvec). R&D expenses were also driven by increased support for our marketed products and by an increase in discovery research and early pipeline activities. For the full year, adjusted R&D expenses are expected to be at the upper end of the range of 18 to 20 percent of product sales.

Selling, General & Administrative (SG&A) expenses increased 15 percent to $1,111 million in the second quarter of 2011 versus $968 million in the second quarter of 2010. This increase was driven by the U.S. Healthcare Reform Federal Excise Fee of $47 million; higher ENBREL profit share expenses of $40 million due to increased ENBREL sales; and higher spending related to the launches of Prolia and XGEVA, as well as expansion of our international operations.

The adjusted tax rate for the second quarter of 2011 was 15.2 percent compared to 20.0 percent for the second quarter of 2010. The decrease was due primarily to the recognition of foreign tax credits associated with the new Puerto Rico excise tax effective in 2011 and the benefit of the federal R&D credit in the second quarter of 2011 that was not in effect for the second quarter of 2010, partially offset by the impact of the non-deductible U.S. Healthcare Reform Fee. Excluding the impact of the Puerto Rico excise tax, the adjusted tax rate for the second quarter of 2011 would have been 20.3 percent.

Average diluted shares for adjusted EPS for the second quarter of 2011 were 934 million versus 964 million for the second quarter of 2010.

Capital expenditures for the second quarter of 2011 were $123 million versus $177 million in the second quarter of 2010. Operating cash flow for the second quarter of 2011 decreased to $1.5 billion versus $1.6 billion in the second quarter of 2010. Worldwide cash and marketable securities for the second quarter of 2011 were $19.2 billion and adjusted outstanding debt for the second quarter of 2011 was $14.2 billion, reflecting our $3.0 billion debt issuance in June 2011. The Company’s adjusted outstanding debt excludes the impact of a change in accounting for the carrying values of its convertible debt. The Company repurchased 13 million shares of its stock during the second quarter of 2011 at a total cost of $732 million. As of June 30, 2011, the Company had $6.4 billion remaining under its authorized stock repurchase program.

AMGEN’S SECOND QUARTER 2011 REVENUE INCREASED 4 PERCENT

TO $4.0 BILLION; SECOND QUARTER 2011 ADJUSTED EPS WERE $1.37

Amgen Announced First Quarterly Cash Dividend

Amgen today announced that on July 28, 2011, its Board of Directors declared a quarterly dividend of $0.28 per share of common stock, to be paid on the payment date of Sept. 8, 2011 to all stockholders of record as of the close of business on the record date of Aug. 18, 2011. This is the first quarterly dividend declared under the Board’s dividend policy announced on April 21, 2011. Future dividends will be subject to Board approval.

2011 Guidance Update

The Company updated its total revenue guidance for 2011 to be at the upper end of the current guidance range of $15.1 billion to $15.5 billion. Amgen now expects 2011 adjusted EPS to be at the upper end of the current guidance range of $5.00 to $5.20, excluding stock option expense, certain expenses related to acquisitions and actions to improve cost efficiencies, non-cash interest expense resulting from a change in accounting for convertible debt, and certain other items presented on the attached reconciliations.

The Company still expects the total impact of U.S. Healthcare Reform in 2011 to be in the range of $400 million to $500 million, including the federal excise fee which is still expected to be in the range of $150 million to $200 million.

With respect to other guidance, Amgen continues to expect the adjusted tax rate for 2011 to be in the range of 15 percent to 16 percent. This reflects the impact of the foreign tax credit associated with the Puerto Rico excise tax.

The Company still expects 2011 capital expenditures to be approximately $600 million.

AMGEN’S SECOND QUARTER 2011 REVENUE INCREASED 4 PERCENT

TO $4.0 BILLION; SECOND QUARTER 2011 ADJUSTED EPS WERE $1.37

Second Quarter Product and Pipeline Update

The Company provided the following information on selected products and clinical programs:

EPOGEN/Aranesp: The Company discussed modifications to U.S. Prescribing Information for use of erythropoiesis-stimulating agents in chronic kidney disease that were finalized on June 24th.

Prolia: The Company announced that a small Phase 3 Bone Mineral Density study in men with osteoporosis met all endpoints and the safety data were consistent with what has been previously reported in other populations.

XGEVA: The Company discussed the European Medicines Agency marketing authorization it received on July 15th for the prevention of skeletal-related events in adults with bone metastases from solid tumors.

The Company also discussed that it submitted a supplemental Biologics License Application on June 27th to the U.S. Food and Drug Administration (FDA) to expand the indication for XGEVA to treat men with castrate-resistant prostate cancer to reduce the risk of developing bone metastases.

Vectibix: The Company discussed the Committee for Medicinal Products for Human Use (CHMP) positive opinion it received in the European Union for use in combination with chemotherapy in first- and second-line metastatic colorectal cancer patients with wild-type KRAS.

The Company announced that it received Complete Response Letters from the FDA on the first- and second-line metastatic colorectal cancer supplemental Biologics License Applications. The FDA has requested additional information from the ‘181 and ‘203 pivotal trials. The letters do not require additional clinical trials. Amgen is reviewing the Complete Response Letters and will work with the FDA to determine the appropriate next steps regarding these applications.

Nplate: The Company announced that the U.S. Prescribing Information for Nplate has been modified to heighten awareness that use is not indicated for the treatment of thrombocytopenia due to myelodysplastic syndrome. The Company also discussed the FDA’s recent announcement that they are working to modify the Nplate Risk Evaluation and Mitigation Strategy (REMS) to maintain a focus on physician understanding of appropriate use and potential risks, while eliminating the requirement for restricted distribution of Nplate. This will reduce the burden on physicians prescribing Nplate.

OncoVEXGM-CSF: The Company announced that its Phase 3 trial in patients with malignant melanoma is now fully enrolled.

The Company also announced its decision to terminate its current OncoVEXGM-CSF Phase 3 trial in patients with squamous cell carcinoma of the head and neck (SCCHN) to permit significant modification of clinical trial design mandated by the changing therapeutic landscape for patients with SCCHN.

AMGEN’S SECOND QUARTER 2011 REVENUE INCREASED 4 PERCENT

TO $4.0 BILLION; SECOND QUARTER 2011 ADJUSTED EPS WERE $1.37

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis for the three and six months ended June 30, 2011 and 2010. In addition, management has presented its outstanding debt in accordance with GAAP and on an “adjusted” (or non-GAAP) basis as of June 30, 2011. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliations of GAAP to “adjusted” operating results, which are included on the attached tables, are presented in the format of condensed consolidated statements of income solely to facilitate a reader’s understanding of the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our adjusted operating results.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2010, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others, could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

AMGEN’S SECOND QUARTER 2011 REVENUE INCREASED 4 PERCENT

TO $4.0 BILLION; SECOND QUARTER 2011 ADJUSTED EPS WERE $1.37

About Amgen

Amgen discovers, develops, manufactures, and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease, and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and vital medicines, visit www.amgen.com.

CONTACT: Amgen, Thousand Oaks

Christine Regan, 805-447-5476 (media)

Arvind Sood, 805-447-1060 (investors)

###

AMGEN’S SECOND QUARTER 2011 REVENUE INCREASED 4 PERCENT

TO $4.0 BILLION; SECOND QUARTER 2011 ADJUSTED EPS WERE $1.37

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three months ended June 30, 2011					Three months ended June 30, 2010
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$3,893	$—		$3,893		$3,613	$—		$3,613
Other revenues	66	—		66		191	—		191

Total revenues	3,959	—		3,959		3,804	—		3,804

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	602	(3	)(a)	569		553	(4	)(a)	549
		(11	)(b)
		(12	)(c)
		(7	)(d)
Research and development	819	(10	)(a)	808		675	(16	)(a)	642
		(1	)(e)				(17	)(e)
Selling, general and administrative	1,130	(13	)(a)	1,111		986	(18	)(a)	968
		(6	)(f)
Amortization of certain acquired intangible assets	73	(73	)(g)	—		73	(73	)(g)	—
Other	3	(5	)(h)	—
		(3	)(i)
		5	(j)

Total operating expenses	2,627	(139)		2,488		2,287	(128)		2,159

Operating income	1,332	139		1,471		1,517	128		1,645

Interest expense, net	122	(32	)(k)	90		147	(66	)(k)	81
Interest and other income, net	129	—		129		94	—		94

Income before income taxes	1,339	171		1,510		1,464	194		1,658
Provision for income taxes	169	60	(m)	229	(o)	262	70	(m)	332

Net income	$1,170	$111		$1,281		$1,202	$124		$1,326

Earnings per share:
Basic	$1.26			$1.38		$1.25			$1.38
Diluted (p)	$1.25			$1.37	(a)	$1.25			$1.38	(a)
Average shares used in calculation of earnings per share:
Basic	927			927		959			959
Diluted (p)	935			934	(a)	964			964	(a)

(a) - (p) See explanatory notes on the following pages.

AMGEN’S SECOND QUARTER 2011 REVENUE INCREASED 4 PERCENT TO

$4.0 BILLION; SECOND QUARTER 2011 ADJUSTED EPS WERE $1.37

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Six months ended June 30, 2011					Six months ended June 30, 2010
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$7,511	$—		$7,511		$7,141	$—		$7,141
Other revenues	154	—		154		255	—		255

Total revenues	7,665	—		7,665		7,396	—		7,396

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	1,166	(6	)(a)	1,109		1,061	(8	)(a)	1,053
		(21	)(b)
		(23	)(c)
		(7	)(d)
Research and development	1,555	(19	)(a)	1,511		1,321	(28	)(a)	1,259
		(18	)(e)				(34	)(e)
		(7	)(l)
Selling, general and administrative	2,153	(23	)(a)	2,122		1,870	(29	)(a)	1,841
		(8	)(f)
Amortization of certain acquired intangible assets	147	(147	)(g)	—		147	(147	)(g)	—
Other	19	(5	)(h)	—		(1)	1	(h)	—
		(3	)(i)
		(11	)(j)

Total operating expenses	5,040	(298)		4,742		4,398	(245)		4,153

Operating income	2,625	298		2,923		2,998	245		3,243

Interest expense, net	257	(76	)(k)	181		292	(131	)(k)	161
Interest and other income, net	277	—		277		178	—		178

Income before income taxes	2,645	374		3,019		2,884	376		3,260
Provision for income taxes	350	125	(m)	480		515	137	(m)	652
		5	(n)

Net income	$2,295	$244		$2,539		$2,369	$239		$2,608

Earnings per share:
Basic	$2.47			$2.73		$2.44			$2.69
Diluted (p)	$2.45			$2.71	(a)	$2.43			$2.67	(a)
Average shares used in calculation of earnings per share:
Basic	930			930		970			970
Diluted (p)	938			937	(a)	976			976	(a)

(a) - (p) See explanatory notes on the following pages.

AMGEN’S SECOND QUARTER 2011 REVENUE INCREASED 4 PERCENT

TO $4.0 BILLION; SECOND QUARTER 2011 ADJUSTED EPS WERE $1.37

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(a)	To exclude stock option expense. For the three and six months ended June 30, 2011 and 2010, the total pre-tax expense for employee stock options was $26 million and $48 million, respectively and $38 million and $65 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three and six months ended June 30, 2011 and 2010 was as follows:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
“Adjusted” diluted EPS, excluding stock option expense	$1.37	$1.38	$2.71	$2.67
Impact of stock option expense (net of tax)	(0.02)	(0.04)	(0.04)	(0.05)

“Adjusted” diluted EPS, including stock option expense	$1.35	$1.34	$2.67	$2.62

(b)	To exclude accelerated depreciation for manufacturing assets resulting from our transaction with Boehringer Ingelheim (BI) involving our manufacturing operations in Fremont, California (the BI Fremont transaction). The amount reflected above represents the incremental depreciation expense over the amount that would have otherwise been incurred absent the BI Fremont transaction. This transaction was entered into as part of our ongoing efforts to optimize our network of manufacturing facilities and improve costs efficiencies.

(c)	To exclude loss accruals for certain facility operating leases associated with the BI Fremont transaction that will not be used in our business.

(d)	To exclude incremental costs associated with the Laboratorio Quimico Farmaceutico Bergamo Ltda (Bergamo) acquisition, related to recording acquired inventory at fair value which is in excess of its historical manufacturing cost.

(e)	To exclude the ongoing, non-cash amortization of the research and development (R&D) technology intangible assets with alternative future uses acquired with the acquisitions of Abgenix, Inc. (Abgenix) and/or Avidia, Inc. (Avidia).

(f)	To exclude merger-related expenses, primarily transaction costs, associated with certain of our recent acquisitions.

(g)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex Corporation (Immunex) acquisition.

(h)	To exclude the expense/(benefit) arising from certain legal settlements.

(i)	To exclude the expense related to changes in the estimated fair values of the contingent consideration obligations related to the BioVex Group, Inc. (BioVex) acquisition.

(j)	To exclude certain charges (or the reversal of certain previously over-accrued charges) pursuant to our continuing efforts to improve cost efficiencies in our manufacturing operations.

(k)	To exclude the incremental non-cash interest expense resulting from a change in the accounting for our convertible notes effective January 1, 2009.

(l)	To exclude the expense resulting from the cash settlement of unvested BioVex employee stock options in connection with the BioVex acquisition.

(m)	To exclude the tax effect of the above adjustments. The tax provision (benefit) for the adjustments between our GAAP and “Adjusted” results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including amortization of intangible assets and non-cash interest expense associated with our convertible notes, whereas the tax impact of other adjustments, including stock option expense, depends on whether the amounts are deductible in the tax jurisdictions where the asset is located or the expenses are incurred and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the above adjustments to our GAAP results for the three and six months ended June 30, 2011 and 2010 were 35.1% and 33.4% and 36.1% and 36.4%, respectively.

(n)	To exclude the income tax benefit related principally to certain prior period charges excluded from “Adjusted” earnings.

(o)	The “Adjusted” tax rates for the three months ended June 30, 2011 was 15.2%, which includes the impact of the Puerto Rico excise tax. The following table reconciles the “Adjusted” tax rate including and excluding the Puerto Rico excise tax:

Three months ended June 30, 2011
“Adjusted” tax rate with Puerto Rico excise tax	15.2%
Puerto Rico excise tax	5.1%

“Adjusted” tax rate excluding Puerto Rico excise tax	20.3%

(p)	The following table presents the computations for GAAP and “Adjusted” diluted EPS, computed under the treasury stock method. “Adjusted” EPS presented below excludes stock option expense:

	Three months ended June 30, 2011			Three months ended June 30, 2010
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,170	$1,281		$1,202	$1,326

Shares (Denominator):
Weighted-average shares for basic EPS	927	927		959	959
Effect of dilutive securities	8	7	(*)	5	5	(*)

Weighted-average shares for diluted EPS	935	934		964	964

Diluted EPS	$1.25	$1.37		$1.25	$1.38

	Six months ended June 30, 2011			Six months ended June 30, 2010
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$2,295	$2,539		$2,369	$2,608

Shares (Denominator):
Weighted-average shares for basic EPS	930	930		970	970
Effect of dilutive securities	8	7	(*)	6	6	(*)

Weighted-average shares for diluted EPS	938	937		976	976

Diluted earnings per share	$2.45	$2.71		$2.43	$2.67

(*)	Dilutive securities used to compute “Adjusted” diluted EPS for the three and six months ended June 30, 2011 and 2010 were computed under the treasury stock method assuming that we do not expense stock options.

AMGEN’S SECOND QUARTER 2011 REVENUE INCREASED 4 PERCENT

TO $4.0 BILLION; SECOND QUARTER 2011 ADJUSTED EPS WERE $1.37

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Aranesp® - U.S.	$241	$267	$491	$535
Aranesp® - International	344	336	674	695
EPOGEN® - U.S.	543	657	1,078	1,280
Neulasta® - U.S.	769	643	1,479	1,280
NEUPOGEN® - U.S.	230	225	450	450
Neulasta® - International	246	218	472	444
NEUPOGEN® - International	81	88	157	179
Enbrel® - U.S.	894	819	1,715	1,573
Enbrel® - Canada	62	58	116	108
Sensipar® - U.S.	124	112	240	229
Sensipar® (Mimpara®) - International	75	60	146	122
Vectibix® - U.S.	31	29	61	54
Vectibix® - International	50	43	95	85
Nplate® - U.S.	40	32	77	60
Nplate® - International	35	23	63	44
Prolia® - U.S.	30	3	47	3
Prolia® - International	14	—	24	—
XGEVA® - U.S.	73	—	115	—
Other - International	11	—	11	—

Total product sales	$3,893	$3,613	$7,511	$7,141

U.S.	$2,975	$2,787	$5,753	$5,464
International	918	826	1,758	1,677

Total product sales	$3,893	$3,613	$7,511	$7,141

AMGEN’S SECOND QUARTER 2011 REVENUE INCREASED 4 PERCENT

TO $4.0 BILLION; SECOND QUARTER 2011 ADJUSTED EPS WERE $1.37

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash, cash equivalents and marketable securities	$19,172	$17,422
Trade receivables, net	2,713	2,335
Inventories	2,230	2,022
Other current assets	1,366	1,350

Total current assets	25,481	23,129
Property, plant and equipment, net	5,516	5,522
Intangible assets, net	2,782	2,230
Goodwill	11,794	11,334
Other assets	1,363	1,271

Total assets	$46,936	$43,486

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,499	$4,082
Current portion of convertible notes	83	2,488

Total current liabilities	4,582	6,570
Convertible notes	2,279	2,296
Other long-term debt	11,568	8,578
Other non-current liabilities	2,893	2,098
Stockholders’ equity	25,614	23,944

Total liabilities and stockholders’ equity	$46,936	$43,486

Shares outstanding	924	932

AMGEN’S SECOND QUARTER 2011 REVENUE INCREASED 4 PERCENT

TO $4.0 BILLION; SECOND QUARTER 2011 ADJUSTED EPS WERE $1.37

Amgen Inc.

Reconciliation of GAAP Debt Outstanding to “Adjusted” Debt Outstanding

(In millions)

(Unaudited)

	June 30, 2011
	GAAP	Adjustments for accounting standard		“Adjusted”
Total debt outstanding	$13,930	$221	(a)	$14,151

(a)	To exclude the impact of adopting an accounting standard on January 1, 2009 that changed the method of accounting for our convertible notes.

AMGEN’S SECOND QUARTER 2011 REVENUE INCREASED 4 PERCENT

TO $4.0 BILLION; SECOND QUARTER 2011 ADJUSTED EPS WERE $1.37

Amgen Inc.

Reconciliation of GAAP EPS Guidance to “Adjusted”

EPS Guidance for the Year Ending December 31, 2011

(Unaudited)

On July 29, 2011, the Company updated its “Adjusted” EPS guidance to be at the upper end of the range of $5.00 to $5.20. The following table shows a reconciliation of GAAP EPS (diluted) guidance to “Adjusted” EPS (diluted) guidance.

2011
GAAP EPS (diluted) guidance	$4.55 - $4.78
Known adjustments to arrive at “Adjusted” earnings*:
Amortization of acquired intangible assets, product technology rights (a)	0.20
Incremental non-cash interest expense (b)	0.10
Stock option expense (c)	0.05 - 0.08
Charges associated with the BI Fremont transaction (d)	0.04
Amortization of acquired intangible assets, R&D technology rights (e)	0.01
Charges associated with cost efficiency improvement efforts in our manufacturing operations (f)	0.01
Merger-related expenses (g)	0.02
Tax benefit for prior period charges (h)	(0.01)

“Adjusted” EPS (diluted) guidance	$5.00 - $5.20

*	The known adjustments are presented net of their related aggregate tax impact of approximately $0.26 per share.

(a)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition.

(b)	To exclude the incremental non-cash interest expense resulting from a change in accounting in January 2009 related to our convertible debt.

(c)	To exclude stock option expense.

(d)	To exclude charges associated with the BI Fremont transaction involving our manufacturing operation in Fremont, California.

(e)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions.

(f)	To exclude certain charges pursuant to our continuing efforts to improve cost efficiencies in our manufacturing operations.

(g)	To exclude merger-related expenses associated with our recent acquisitions.

(h)	To exclude the income tax benefit related principally to certain prior period charges excluded from “Adjusted” earnings.

Amgen Inc.

Reconciliation of GAAP R&D Expenses as a Percentage of Product Sales Guidance to “Adjusted”

R&D Expenses as a Percentage of Product Sales Guidance for the Year Ending December 31, 2011

(Unaudited)

On July 29, 2011, the Company stated that the full year adjusted R&D expenses are expected to be at the upper end of the range of 18% to 20% of product sales.

2011
GAAP R&D expenses as a percentage of product sales guidance	18.4% - 20.4%
Known adjustments, related to stock option and merger-related expenses, to arrive at “Adjusted” R&D expenses as a percentage of product sales	(0.4%)

“Adjusted” R&D expenses as a percentage of product sales guidance	18.0% - 20.0%

Amgen Inc.

Reconciliation of GAAP Tax Rate Guidance to “Adjusted”

Tax Rate Guidance for the Year Ending December 31, 2011

(Unaudited)

On July 29, 2011, the Company stated that it continues to expect its “Adjusted” tax rate guidance to be in the range of 15% to 16% after taking into account the impact of the foreign tax credit associated with the Puerto Rico excise tax.

2011 with PR excise tax
GAAP tax rate guidance	12.4% - 13.6%
Tax rate effect of known adjustments discussed above	2.4% - 2.6%

“Adjusted” tax rate guidance	15.0% - 16.0%